EXHIBIT 12
DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                        Three Months Ended
                                        January 31
                                        1996       1995
                                        (In thousands of dollars)
Earnings:
   Income (loss) of consolidated
      group before income taxes and
      changes in accounting            $258,288   $221,427
   Dividends received from
      less-than-fifty-percent
      owned affiliates                    5,454        373
   Fixed charges net of
      capitalized interest              100,403     90,120
      Total earnings                   $364,145   $311,920


Fixed charges:
   Interest expense of con-
      solidated group (includes
      capitalized interest)            $ 98,738   $ 88,432
   Portion of rental charges
      deemed to be interest               1,665      1,752
      Total fixed charges              $100,403   $ 90,184


Ratio of earnings to
   fixed charges **                        3.63       3.46


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EXHIBIT 12
DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                        Year Ended October 31
                                            1995          1994
                                        (In thousands of dollars)
Earnings:
   Income (loss) of consolidated
      group before income taxes and
      changes in accounting              $1,092,751    $  920,920
   Dividends received from
      less-than-fifty-percent
      owned affiliates                        2,023         2,329
   Fixed charges net of
      capitalized interest                  399,056       310,047
      Total earnings                   $ $1,493,830    $1,233,296


Fixed charges:
   Interest expense of con-
      solidated group (includes
      capitalized interest)              $ 392,408    $  303,080
   Portion of rental charges
      deemed to be interest                  6,661         7,008
      Total fixed charges               $  399,069    $  310,088


Ratio of earnings to
   fixed charges **                          3.74          3.98

EXHIBIT 12
DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     Year Ended October 31
                                     1993       1992       1991
                                     (In thousands of dollars)
Earnings:
   Income (loss) of consolidated
      group before income taxes and
      changes in accounting         $272,345  $ 43,488  $(26,176)
   Dividends received from
      less-than-fifty-percent
      owned affiliates                1,706     2,325      6,229
   Fixed charges net of
      capitalized interest          375,238   420,133    454,092
      Total earnings               $649,289  $465,946   $434,145


Fixed charges:
   Interest expense of con-
      solidated group (includes
      capitalized interest)       $369,325  $415,205   $451,936
   Portion of rental charges
      deemed to be interest          6,127     6,720      4,088
      Total fixed charges         $375,452  $421,925   $456,024


Ratio of earnings to
   fixed charges **                   1.73      1.10         *

   The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated
   subsidiaries plus dividends received from less-than-fifty-percent owned affiliates. "Earnings" consist of income before income taxes, the cumulative effect of changes in accounting
and
   fixed charges excluding capitalized interest. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor,
and
   capitalized interest.

 * For the year ended October 31, 1991, earnings available for fixed charges coverage were $22 million less than the amount required for a ratio of earnings to fixed charges of 1.0.

** The Company has not issued preferred stock.  Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.